Exhibit 99

FOR IMMEDIATE RELEASE

June 28, 2017

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS REPORTS FOURTH-QUARTER AND FULL-YEAR FISCAL 2017 RESULTS; PROVIDES

2018 OUTLOOK

General Mills Board of Directors also Declares Dividend Increase

•	Fourth-quarter diluted earnings per share (EPS) increased 11 percent to $0.69; adjusted diluted EPS¹ totaled $0.73, an increase of 14 percent in constant currency
•	Fourth-quarter net sales declined 3 percent; organic net sales also declined 3 percent
•	Full-year diluted EPS of $2.77 matched year-ago levels; adjusted diluted EPS of $3.08 was 6 percent above year-ago levels in constant currency
•	Full-year operating profit margin was 16.4 percent, up 10 basis points versus a year ago; adjusted operating profit margin increased 130 basis points to 18.1 percent of net sales
•	Full-year net sales decreased 6 percent; organic net sales were 4 percent below last year
•	Net cash returned to shareholders totaled $2.7 billion versus $1.5 billion a year ago

¹ Please see Note 8 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – June 28, 2017 – General Mills (NYSE: GIS) today reported results for the fourth quarter and full fiscal year ended May 28, 2017.

“Our fourth-quarter results finished in line with our expectations, with improved organic net sales trends in total and across three of our four operating segments,” said General Mills Chief Executive Officer Jeff Harmening. “While we took important steps in fiscal 2017 to globalize our business structure, accelerate our cost-savings efforts, expand our margins, and drive growth in adjusted diluted EPS, our results on the topline fell well short of our standards. Our entire organization is moving with urgency in fiscal 2018 to meaningfully improve our net sales trends while keeping a sharp eye on our efficiency.”

General Mills is committed to pursuing its strategy of Consumer First and leveraging its five global platforms – cereal, snacks, yogurt, convenient meals, and super-premium ice cream – along with its new global organizational structure to create market-leading growth. The company believes that generating a balance of topline growth and margin expansion, while maintaining disciplined focus on cash conversion and cash returns, is critical to delivering top-tier shareholder returns.

Fourth Quarter Results Summary

•	Reported net sales declined 3 percent to $3.81 billion. Organic net sales also declined 3 percent, primarily reflecting volume reductions in the North America Retail and Europe & Australia segments, which were partially offset by benefits from positive net price realization and mix.
•	Gross margin decreased 40 basis points to 34.7 percent of net sales, reflecting unfavorable commodity mark-to-market effects offsetting benefits from cost-savings initiatives. Adjusted gross margin, which excludes certain items affecting comparability, increased 70 basis points to 35.1 percent, driven by cost-savings efforts more than offsetting the impact of volume deleverage and modest input cost inflation.

•	Operating profit totaled $609 million, up 14 percent from last year due to a year-ago loss on the Venezuela and Argentina foodservice business divestitures, as well as lower selling, general, and administrative (SG&A) expenses this year. Operating profit margin of 16.0 percent increased 250 basis points. Adjusted operating profit margin increased 220 basis points to 16.8 percent, primarily reflecting higher adjusted gross margins, benefits from cost-savings initiatives, and a 17 percent decline in advertising and media expense.
•	Total segment operating profit of $673 million was up 4 percent in constant currency.
•	Net earnings attributable to General Mills totaled $409 million. Diluted EPS of $0.69 increased 11 percent, driven by higher net earnings and 4 percent fewer average diluted shares outstanding.
•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.73 in the fourth quarter, up 11 percent from the prior year. Constant-currency adjusted diluted EPS increased 14 percent.

Full Year Results Summary

•	Reported net sales declined 6 percent to $15.62 billion and organic net sales declined 4 percent.
•	Gross margin increased 40 basis points to 35.6 percent of net sales. Adjusted gross margin increased 50 basis points to 36.1 percent.
•	Operating profit totaled $2.57 billion, down 5 percent from the prior year. Operating profit margin of 16.4 percent was up 10 basis points. Adjusted operating profit margin increased 130 basis points to 18.1 percent.
•	Total segment operating profit of $2.95 billion was down 1 percent in constant currency.
•	Net earnings attributable to General Mills totaled $1.66 billion. Diluted EPS of $2.77 essentially matched year-ago levels.
•	Adjusted diluted EPS increased 5 percent to $3.08. Constant-currency adjusted diluted EPS were up 6 percent.

Operating Segment Results

Components of Fiscal 2017 Reported Net Sales Growth
Fourth Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(7) pts	4 pts	--	(3)%
Convenience Stores & Foodservice	2 pts	(2) pts	--	Flat
Europe & Australia	(16) pts	7 pts	(5) pts	(14)%
Asia & Latin America	1 pt	6 pts	3 pts	10%
Total	(6) pts	3 pts	--	(3)%

Full Year
North America Retail	(11) pts	4 pts	--	(7)%
Convenience Stores & Foodservice	--	(3) pts	--	(3)%
Europe & Australia	(7) pts	3 pts	(5) pts	(9)%
Asia & Latin America	--	1 pt	--	1%
Total	(8) pts	3 pts	(1) pt	(6)%

Components of Fiscal 2017 Organic Net Sales Growth
Fourth Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(8) pts	4 pts	(4)%	--	1 pt	(3)%
Convenience Stores & Foodservice	2 pts	(2) pts	Flat	--	--	Flat
Europe & Australia	(16) pts	7 pts	(9)%	(5) pts	--	(14)%
Asia & Latin America	2 pts	6 pts	8%	3 pts	(1) pt	10%
Total	(7) pts	4 pts	(3)%	—	—	(3)%

Full Year
North America Retail	(9) pts	4 pts	(5)%	--	(2) pts	(7)%
Convenience Stores & Foodservice	--	(3) pts	(3)%	--	--	(3)%
Europe & Australia	(7) pts	3 pts	(4)%	(5) pts	--	(9)%
Asia & Latin America	(2) pts	5 pts	3%	--	(2) pts	1%
Total	(7) pts	3 pts	(4)%	(1) pt	(1) pt	(6)%

Fiscal 2017 Segment Operating Profit Growth
Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	9%	9%
Convenience Stores & Foodservice	Flat	Flat
Europe & Australia	(34)%	(26)%
Asia & Latin America	(17)%	(23)%
Total	3%	4%

Full Year
North America Retail	(2)%	(2)%
Convenience Stores & Foodservice	6%	6%
Europe & Australia	(18)%	(9)%
Asia & Latin America	21%	20%
Total	(2)%	(1)%

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment totaled $2.39 billion, down 3 percent from the prior year, driven primarily by double-digit declines in the U.S. Yogurt operating unit, partially offset by growth in the U.S. Snacks unit. Organic net sales declined 4 percent. Segment operating profit of $508 million increased 9 percent due primarily to benefits from net price realization and lower advertising and media expense.

For the full year, North America Retail segment net sales were down 7 percent to $10.20 billion, driven largely by declines in the U.S. Meals & Baking operating unit, including the impact of the Green Giant divestiture in fiscal 2016, as well as the U.S. Yogurt unit. Organic net sales declined 5 percent. Segment operating profit totaled $2.30 billion, down 2 percent from the prior year driven by the Green Giant divestiture. The profit impact of other volume declines was offset by benefits from cost-savings initiatives, favorable net price realization, and a decrease in SG&A expense.

Convenience Stores & Foodservice Segment

Fourth-quarter net sales for General Mills’ Convenience Stores & Foodservice segment were essentially flat to year-ago levels at $488 million, with growth for the Focus 6 platforms, including cereal, yogurt, and biscuits, offsetting declines on other frozen dough products. Organic net sales were also flat to last year. Segment operating profit of $106 million essentially matched year-ago levels.

For the full year, Convenience Stores & Foodservice segment net sales declined 3 percent to $1.87 billion, primarily driven by market index pricing on bakery flour and declines on certain frozen dough products, partially offset by growth for the Focus 6 platforms, including cereal, yogurt, and biscuits. Organic net sales also declined 3 percent. Segment operating profit of $401 million was up 6 percent from the prior year due primarily to lower input costs and benefits from cost-savings initiatives.

Europe & Australia Segment

Fourth-quarter net sales for General Mills’ Europe & Australia segment totaled $487 million, down 14 percent from the prior year driven by the comparison to the year-ago period that included an extra month of results for Yoplait Europe as we aligned the business’s calendar to our fiscal year end, as well as unfavorable foreign currency exchange. Organic net sales declined 9 percent. Excluding the reporting period difference, organic net sales increased low single digits in the quarter, led by growth in Häagen-Dazs ice cream and Nature Valley and Fiber One snacks. Segment operating profit of $37 million decreased 34 percent as reported and 26 percent in constant currency, reflecting the reporting period difference as well as input cost inflation, including currency-driven inflation on products imported into the U.K., which were partially offset by benefits from cost-savings initiatives.

For the full year, Europe & Australia segment net sales declined 9 percent to $1.82 billion, reflecting unfavorable foreign currency exchange and declines on Yoplait yogurt, including the reporting period difference. These were partially offset by growth in Häagen-Dazs ice cream, Old El Paso Mexican products, and Nature Valley snacks. Organic net sales declined 4 percent. Segment operating profit of $164 million was down 18 percent due to unfavorable foreign currency exchange, the reporting period difference, and input cost inflation, which were partially offset by benefits from cost-savings initiatives. On a constant-currency basis, segment operating profit declined 9 percent.

Asia & Latin America Segment

Fourth-quarter net sales for General Mills’ Asia & Latin America segment totaled $440 million, up 10 percent from the prior year due to an extra month of results reported for Brazil as we aligned the market’s calendar to our fiscal year end, as well as favorable foreign currency exchange. Organic net sales increased 8 percent. Excluding the reporting period difference, organic net sales declined low single digits. Segment operating profit decreased to $22 million from $27 million a year ago, reflecting higher SG&A expense.

For the full year, Asia & Latin America segment net sales increased 1 percent to $1.73 billion, due to growth on Häagen-Dazs ice cream, our China business, and the reporting period difference, partially offset by the net impact of divestitures and acquisitions in fiscal 2016. Organic net sales increased 3 percent. Segment operating profit totaled $84 million, up 21 percent as reported and up 20 percent in constant currency.

Joint Venture Summary

Fourth-quarter net sales for Cereal Partners Worldwide (CPW) grew 2 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) increased 21 percent. Combined after-tax earnings from joint ventures totaled $20 million in the fourth quarter, down 15 percent from year-ago levels that increased 29 percent. On a constant-currency basis, after-tax earnings from joint ventures declined 13 percent.

For the full-year, constant-currency net sales increased 3 percent for CPW and 8 percent for HDJ. Full-year after-tax joint-venture earnings decreased to $85 million from $88 million a year ago, reflecting unfavorable foreign currency and an asset write-off for CPW, partially offset by volume growth for HDJ. On a constant-currency basis, full-year after-tax earnings from joint ventures declined 6 percent.

Other Income Statement Items

Unallocated corporate items totaled $190 million net expense in 2017, compared to $289 million net expense in 2016. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $118 million net expense this year compared to $216 million net expense a year ago.

Restructuring, impairment, and other exit costs totaled $183 million in 2017 compared to $151 million in 2016. An additional $85 million of restructuring and project-related charges were recorded in cost of sales this year compared to $136 million a year ago (please see Note 4 below for more information on these charges).

Net interest expense in 2017 totaled $295 million, a decrease of 3 percent from year-ago levels. The effective tax rate for 2017 was 28.8 percent, compared to 31.4 percent last year (please see Note 7 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 29.2 percent in 2017, compared to 29.8 percent in 2016.

Cash Flow Generation and Cash Returns

Fiscal 2017 cash provided by operating activities totaled $2.31 billion, down 12 percent from the prior year due to changes in income taxes payable, lower incentive accruals, and changes in trade and advertising accruals driven by reduced spending. Capital investments totaled $684 million in fiscal 2017. Dividends paid increased 6 percent to $1.14 billion. General Mills repurchased approximately 25 million shares of common stock in fiscal 2017 for a total of $1.65 billion. Average diluted shares outstanding declined 2 percent in fiscal 2017 to 598 million.

Dividend Increase

The General Mills Board of Directors declared a quarterly dividend of $0.49 per share, payable August 1, 2017, to shareholders of record July 10, 2017. This represents an increase of 2 percent from the previous quarterly rate of $0.48 per share, and marks the thirteenth increase in the quarterly dividend rate in the last ten years.

Outlook

“We remain committed to our Consumer First strategy and our focus on driving growth and returns for our shareholders,” Harmening said. “Our top priority in fiscal 2018 is to make significant strides toward returning our business to sustainable topline growth. Our plans call for investment in product news and innovation to accelerate growth for businesses where we have positive momentum, and to improve those that are underperforming. We’ll also increase investment in capabilities like e-commerce and Strategic Revenue Management, which are critical to future growth. And we’ll maintain our cost management discipline, with strong levels of savings from Holistic Margin Management and additional benefits from our other cost-reduction initiatives.

“This cost management discipline has helped us significantly expand our operating margin over the past two years,” Harmening continued. “We continue to see opportunities for further margin expansion, including an increase in adjusted operating profit margin in fiscal 2018, but we will moderate the pace of expansion as we invest to restore topline growth. Looking forward, we’re focused on delivering a balance of sales growth and margin expansion, along with strong cash conversion and cash returns, to create top-tier returns for our shareholders.”

General Mills outlined its key full-year fiscal 2018 targets:

•	Organic net sales are expected to decline 1 to 2 percent.
•	Constant-currency total segment operating profit is expected to be in a range between flat and up 1 percent.
•	Adjusted operating profit margin is expected to be above year-ago levels.
•	Constant-currency adjusted diluted EPS is expected to increase 1 to 2 percent from the base of $3.08 earned in fiscal 2017. The company estimates a 1 cent headwind from currency translation on full-year fiscal 2018 adjusted diluted EPS.

General Mills will hold a briefing for investors today, June 28, 2017, beginning at 8:30 a.m. Eastern time. You can access the webcast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2017	% Change	2016	% Change	2015
	(Unaudited)
Net sales	$15,619.8	(5.7%)	$16,563.1	(6.1%)	$17,630.3
Cost of sales	10,056.0	(6.3%)	10,733.6	(8.1%)	11,681.1
Selling, general, and administrative expenses	2,801.3	(10.2%)	3,118.9	(6.3%)	3,328.0
Divestitures loss (gain)	13.5	NM	(148.2)	NM	-
Restructuring, impairment, and other exit costs	182.6	NM	151.4	NM	543.9

Operating profit	2,566.4	(5.2%)	2,707.4	30.3%	2,077.3
Interest, net	295.1	(2.9%)	303.8	(3.7%)	315.4

Earnings before income taxes and after-tax earnings from joint ventures	2,271.3	(5.5%)	2,403.6	36.4%	1,761.9
Income taxes	655.2	(13.2%)	755.2	28.7%	586.8
After-tax earnings from joint ventures	85.0	(3.8%)	88.4	4.9%	84.3

Net earnings, including earnings attributable to redeemable and noncontrolling interests	1,701.1	(2.1%)	1,736.8	37.9%	1,259.4
Net earnings attributable to redeemable and noncontrolling interests	43.6	10.7%	39.4	3.4%	38.1

Net earnings attributable to General Mills	$1,657.5	(2.4%)	$1,697.4	39.0%	$1,221.3

Earnings per share - basic	$2.82	(0.4%)	$2.83	40.1%	$2.02

Earnings per share - diluted	$2.77	NM	$2.77	40.6%	$1.97

Dividends per share	$1.92	7.9%	$1.78	6.6%	$1.67

	Fiscal Year
Comparisons as a % of net sales:	2017	Basis Pt Change	2016	Basis Pt Change	2015
Gross margin	35.6%	40	35.2%	150	33.7%
Selling, general, and administrative expenses	17.9%	(90)	18.8%	(10)	18.9%
Operating profit	16.4%	10	16.3%	450	11.8%
Net earnings attributable to General Mills	10.6%	40	10.2%	330	6.9%

	Fiscal Year
Comparisons as a % of net sales excluding certain items affecting comparability (a):	2017	Basis Pt Change	2016	Basis Pt Change	2015
Adjusted gross margin	36.1%	50	35.6%	90	34.7%
Adjusted operating profit	18.1%	130	16.8%	90	15.9%
Adjusted net earnings attributable to General Mills	11.8%	100	10.8%	80	10.0%

(1)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 28, 2017	May 29, 2016	% Change
Net sales	$3,806.6	$3,927.9	(3.1%)
Cost of sales	2,486.9	2,551.1	(2.5%)
Selling, general, and administrative expenses	693.4	779.2	(11.0%)
Divestitures loss	-	52.4	NM
Restructuring, impairment, and other exit costs	17.1	13.1	NM

Operating profit	609.2	532.1	14.5%
Interest, net	69.3	77.5	(10.6%)

Earnings before income taxes and after-tax earnings from joint ventures	539.9	454.6	18.8%
Income taxes	144.2	87.5	64.8%
After-tax earnings from joint ventures	19.9	23.3	(14.6%)

Net earnings, including earnings attributable to redeemable and noncontrolling interests	415.6	390.4	6.5%
Net earnings attributable to redeemable and noncontrolling interests	6.7	10.8	(38.0%)

Net earnings attributable to General Mills	$408.9	$379.6	7.7%

Earnings per share - basic	$0.70	$0.63	11.1%

Earnings per share - diluted	$0.69	$0.62	11.3%

Dividends per share	$0.48	$0.46	4.3%

	Quarter Ended
Comparisons as a % of net sales:	May 28, 2017	May 29, 2016	Basis Pt Change
Gross margin	34.7%	35.1%	(40)
Selling, general, and administrative expenses	18.2%	19.8%	(160)
Operating profit	16.0%	13.5%	250
Net earnings attributable to General Mills	10.7%	9.7%	100

	Quarter Ended
Comparisons as a % of net sales excluding certain items affecting comparability (a):	May 28, 2017	May 29, 2016	Basis Pt Change
Adjusted gross margin	35.1%	34.4%	70
Adjusted operating profit	16.8%	14.6%	220
Adjusted net earnings attributable to General Mills	11.3%	10.2%	110

(a)	See Note 8 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year

	2017	% Change		2016	% Change	2015
	(Unaudited)
Net sales:
North America Retail	$10,196.9	(6.8) %		$10,936.6	(5.8) %	$11,612.1
Convenience Stores & Foodservice	1,870.0	(2.8) %		1,923.8	(3.6) %	1,995.1
Europe & Australia	1,824.5	(8.7) %		1,998.0	(6.0) %	2,126.5
Asia & Latin America	1,728.4	1.4%		1,704.7	(10.1) %	1,896.6
Total	$15,619.8	(5.7) %		$16,563.1	(6.1) %	$17,630.3

Operating profit:
North America Retail	$2,303.6	(2.0) %		$2,351.2	(1.3) %	$2,382.7
Convenience Stores & Foodservice	401.2	5.9%		378.9	7.3%	353.1
Europe & Australia	164.2	(18.0) %		200.3	11.6%	179.4
Asia & Latin America	83.6	21.0%		69.1	(42.3) %	119.8
Total segment operating profit	2,952.6	(1.6) %		2,999.5	(1.2) %	3,035.0

Unallocated corporate items	190.1	(34.2) %		288.9	(30.2) %	413.8
Divestitures loss (gain)	13.5	NM		(148.2)	NM	-
Restructuring, impairment, and other exit costs	182.6	NM		151.4	NM	543.9
Operating profit	$2,566.4	(5.2	) %	$2,707.4	30.3%	$2,077.3
See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 28, 2017	May 29, 2016	% Change
Net sales:
North America Retail	$2,392.1	$2,475.9	(3.4) %
Convenience Stores & Foodservice	487.7	486.6	0.2%
Europe & Australia	486.5	566.7	(14.2) %
Asia & Latin America	440.3	398.7	10.4%
Total	$3,806.6	$3,927.9	(3.1) %

Operating profit:
North America Retail	$507.7	$465.2	9.1%
Convenience Stores & Foodservice	105.8	105.7	0.1%
Europe & Australia	37.0	56.4	(34.4) %
Asia & Latin America	22.3	26.9	(17.1) %
Total segment operating profit	672.8	654.2	2.8%

Unallocated corporate items	46.5	56.6	(17.8) %
Divestitures loss	-	52.4	NM
Restructuring, impairment, and other exit costs	17.1	13.1	NM
Operating profit	$609.2	$532.1	14.5%

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 28, 2017	May 29, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$766.1	$763.7
Receivables	1,430.1	1,360.8
Inventories	1,483.6	1,413.7
Prepaid expenses and other current assets	381.6	399.0

Total current assets	4,061.4	3,937.2
Land, buildings, and equipment	3,687.7	3,743.6
Goodwill	8,747.2	8,741.2
Other intangible assets	4,530.4	4,538.6
Other assets	785.9	751.7

Total assets	$21,812.6	$21,712.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,119.8	$2,046.5
Current portion of long-term debt	604.7	1,103.4
Notes payable	1,234.1	269.8
Other current liabilities	1,372.2	1,595.0

Total current liabilities	5,330.8	5,014.7
Long-term debt	7,642.9	7,057.7
Deferred income taxes	1,719.4	1,399.6
Other liabilities	1,523.1	2,087.6

Total liabilities	16,216.2	15,559.6

Redeemable interest	910.9	845.6
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,120.9	1,177.0
Retained earnings	13,138.9	12,616.5
Common stock in treasury, at cost, shares of 177.7 and 157.8	(7,762.9)	(6,326.6)
Accumulated other comprehensive loss	(2,244.5)	(2,612.2)

Total stockholders’ equity	4,327.9	4,930.2
Noncontrolling interests	357.6	376.9

Total equity	4,685.5	5,307.1

Total liabilities and equity	$21,812.6	$21,712.3

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2017	2016
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,701.1	$1,736.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	603.6	608.1
After-tax earnings from joint ventures	(85.0)	(88.4)
Distributions of earnings from joint ventures	75.6	75.1
Stock-based compensation	95.7	89.8
Deferred income taxes	183.9	120.6
Tax benefit on exercised options	(64.1)	(94.1)
Pension and other postretirement benefit plan contributions	(45.4)	(47.8)
Pension and other postretirement benefit plan costs	35.7	118.1
Divestitures loss (gain)	13.5	(148.2)
Restructuring, impairment, and other exit costs	117.0	107.2
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(232.0)	258.2
Other, net	(86.3)	(105.6)

Net cash provided by operating activities	2,313.3	2,629.8

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(684.4)	(729.3)
Acquisitions, net of cash acquired	-	(84.0)
Investments in affiliates, net	3.3	63.9
Proceeds from disposal of land, buildings, and equipment	4.2	4.4
Proceeds from divestitures	17.5	828.5
Exchangeable note	13.0	21.1
Other, net	(0.5)	(11.2)

Net cash provided (used) by investing activities	(646.9)	93.4

Cash Flows - Financing Activities
Change in notes payable	962.4	(323.8)
Issuance of long-term debt	1,072.1	542.5
Payment of long-term debt	(1,000.0)	(1,000.4)
Proceeds from common stock issued on exercised options	112.6	171.9
Tax benefit on exercised options	64.1	94.1
Purchases of common stock for treasury	(1,651.5)	(606.7)
Dividends paid	(1,135.1)	(1,071.7)
Distributions to noncontrolling and redeemable interest holders	(61.0)	(84.3)
Other, net	(9.1)	(7.2)

Net cash used by financing activities	(1,645.5)	(2,285.6)

Effect of exchange rate changes on cash and cash equivalents	(18.5)	(8.1)

Increase in cash and cash equivalents	2.4	429.5
Cash and cash equivalents - beginning of year	763.7	334.2

Cash and cash equivalents - end of year	$766.1	$763.7

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(69.2)	$(6.9)
Inventories	(61.5)	(146.1)
Prepaid expenses and other current assets	16.6	(0.1)
Accounts payable	99.5	318.7
Other current liabilities	(217.4)	92.6

Changes in current assets and liabilities	$(232.0)	$258.2

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Certain reclassifications to our previously reported financial information have been made to conform to the current period presentation.

(2)

In the third quarter of fiscal 2017, we announced a new global organization structure to streamline our leadership, enhance global scale, and drive improved operational agility to maximize our growth capabilities. As a result of this global reorganization, beginning in the third quarter of fiscal 2017, we report results for our four operating segments as follows: North America Retail; Convenience Stores & Foodservice; Europe & Australia; and Asia & Latin America. We have restated our net sales by segment and segment operating profit amounts to reflect our new operating segments. These segment changes had no effect on previously reported consolidated net sales, operating profit, net earnings attributable to General Mills, or earnings per share.

Our North America Retail operating segment consists of our former U.S. Retail operating units and our Canada region. Within our North America Retail operating segment, our former U.S. Meals operating unit and U.S. Baking operating unit have been combined into one operating unit: U.S. Meals & Baking. Our Convenience Stores & Foodservice operating segment was unchanged. Our Europe & Australia operating segment consists of our former Europe region. Our Asia & Latin America operating segment consists of our former Asia/Pacific and Latin America regions.

(3)

During the second quarter of fiscal 2017, we sold our Martel, Ohio manufacturing facility in our Convenience Stores & Foodservice segment and simultaneously entered into a co-packing arrangement with the purchaser. We received $17.5 million in cash, and recorded a pre-tax loss of $13.5 million.

During the fourth quarter of fiscal 2016, we sold our General Mills de Venezuela CA subsidiary to a third party and exited our business in Venezuela. As a result of this transaction, we recorded a pre-tax loss of $37.6 million. In addition, we sold our General Mills Argentina S.A. foodservice business in Argentina to a third party and recorded a pre-tax loss of $14.8 million.

During the second quarter of fiscal 2016, we sold our North American Green Giant product lines for $822.7 million in cash, and we recorded a pre-tax gain of $199.1 million. We received net cash proceeds of $788.0 million after transaction-related costs. After the divestiture, we retained a brand intangible asset of $30.1 million related to our continued use of the Green Giant brand in certain markets outside of North America.

(4)

We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended		Fiscal Year
In Millions	May 28, 2017	May 29, 2016	2017	2016
Cost of sales	$(1.3)	$17.5	$41.5	$78.4
Restructuring, impairment, and other exit costs	17.1	13.1	182.6	151.4
Total restructuring charges	15.8	30.6	224.1	229.8
Project-related costs classified in cost of sales	$7.5	$18.1	$43.9	$57.5

In the third quarter of fiscal 2017, we approved restructuring actions designed to better align our organizational structure with our strategic initiatives. This action will affect approximately 600 positions and we expect to incur approximately $75 million of net expenses relating to these actions, all of which will be cash. We recorded $72.1 million of restructuring charges relating to these actions in fiscal 2017. We expect these actions to be completed by the end of fiscal 2018.

In the second quarter of fiscal 2017, we notified the employees and their representatives of our decision to close our pasta manufacturing facility in Melbourne, Australia in our Europe & Australia segment to improve our margin structure. This action will affect approximately 350 positions, and we expect to incur approximately $34 million of net expenses relating to this action, of which $3 million will be cash. We recorded $21.9 million of restructuring charges relating to this action in fiscal 2017. We expect this action to be completed by the end of fiscal 2019.

In the first quarter of fiscal 2017, we announced a plan to restructure certain product lines in our Asia & Latin America segment. To eliminate excess capacity, we closed our snacks manufacturing facility in Marília, Brazil and ceased production operations for meals and snacks at our facility in São Bernardo do Campo, Brazil. We also ceased production of certain underperforming snack products at our facility in Nanjing, China. These and other actions will affect approximately 420 positions in our Brazilian operations and approximately 440 positions in our Greater China operations. We expect to incur approximately $42 million of net expenses related to these actions, most of which will be non-cash. We recorded $45.1 million of restructuring charges relating to these actions in fiscal 2017. We expect these actions to be completed by the end of fiscal 2019.

In the first quarter of fiscal 2017, we approved a plan to close our Vineland, New Jersey facility to eliminate excess soup capacity in our North America Retail segment. This action will affect approximately 380 positions, and we expect to incur approximately $58 million of net expenses related to this action, of which approximately $19 million will be cash. We recorded $41.4 million of restructuring charges relating to this action in fiscal 2017. We expect this action to be completed by the end of fiscal 2019.

We made cash payments totaling $107.8 million in fiscal 2017 and $122.6 million in fiscal 2016 relating to restructuring initiatives.

In addition to restructuring charges, we expect to incur approximately $130 million of additional project-related costs, which will be recorded in cost of sales, all of which will be cash. We recorded project-related costs in cost of sales of $43.9 million in fiscal 2017 and $57.5 million in fiscal 2016.

Restructuring charges and project-related costs are summarized as follows:

	As Reported						Estimated

In Millions	Fiscal 2017		Fiscal 2016		Fiscal 2015		Future		Total		Savings (b)
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash

Global reorganization	$72.1	$20.0	$-	$-	$-	$-	$3	$55	$75	$75

Closure of Melbourne, Australia plant	21.9	1.6	-	-	-	-	12	1	34	3

Restructuring of certain international product lines	45.1	10.3	-	-	-	-	(3)	(10)	42	-

Closure of Vineland, New Jersey plant	41.4	7.3	-	-	-	-	17	12	58	19

Project Compass	(0.4)	12.8	54.7	36.1	-	-	-	5	54	54

Project Century	44.0	49.4	182.6	34.1	181.8	12.0	6	48	414	143

Project Catalyst	-	1.3	(7.5)	47.8	148.4	45.0	-	-	141	94

Combination of certain operational facilities	-	5.1	-	4.5	13.9	6.5	1	(2)	15	14

Other	-	-	-	0.1	(0.6)	0.1	-	-	-	-

Total restructuring charges (a)	224.1	107.8	229.8	122.6	343.5	63.6	36	109	833	402

Project-related costs classified in cost of sales	43.9	46.9	57.5	54.5	13.2	9.7	15	19	130	130

Restructuring charges and project-related costs	$268.0	$154.7	$287.3	$177.1	$356.7	$73.3	$51	$128	$963	$532

Future cumulative annual savings											$700

(a) Includes restructuring charges recorded in cost of sales of $41.5 million in fiscal 2017, $78.4 million in fiscal 2016 and $59.6 million in fiscal 2015.

(b)	Cumulative annual savings estimated by fiscal 2018. Includes savings from SG&A cost reduction projects.

(5)

For the fourth quarter of fiscal 2017, unallocated corporate expense totaled $46 million compared to $56 million in the same period last year. In the fourth quarter of fiscal 2017, we recorded a $1 million restructuring recovery and $8 million of restructuring initiative project-related costs compared to $18 million of restructuring charges and $18 million of restructuring initiative project-related costs in the prior year. We recorded a $7 million net increase in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2017, compared to a $60 million net decrease in expense in the fourth quarter of fiscal 2016.

For fiscal 2017, unallocated corporate expense totaled $190 million compared to $289 million last year. In fiscal 2017, we recorded a $14 million net decrease in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $63 million net decrease in expense in the prior year. In addition, we recorded $42 million of restructuring charges and $44 million of restructuring initiative project-related costs in cost of sales in fiscal 2017, compared to $78 million of restructuring charges and $58 million of restructuring initiative project-related costs in cost of sales in fiscal 2016. The decrease in unallocated corporate expense also reflects lower incentive expense in fiscal 2017 compared to fiscal 2016.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 28, 2017	May 29, 2016	2017	2016	2015
Net earnings attributable to General Mills	$408.9	$379.6	$1,657.5	$1,697.4	$1,221.3

Average number of common shares - basic EPS	579.0	598.4	587.1	598.9	603.3
Incremental share effect from: (a)
Stock options	6.9	9.4	8.1	9.8	11.3
Restricted stock units, performance share units, and other	2.9	3.4	2.8	3.2	4.2
Average number of common shares - diluted EPS	588.9	611.2	598.0	611.9	618.8
Earnings per share - basic	$0.70	$0.63	$2.82	$2.83	$2.02
Earnings per share - diluted	$0.69	$0.62	$2.77	$2.77	$1.97
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(7)

Our consolidated effective tax rate for fiscal 2017 was 28.8 percent compared to 31.4 percent in fiscal 2016. The 2.6 percentage point decrease was primarily due to non-deductible expenses related to the Green Giant divestiture in fiscal 2016.

(8)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2018 outlook for organic net sales growth, constant-currency total segment operating profit and adjusted diluted EPS, and adjusted operating profit margin are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, and commodity mark-to-market effects. Our fiscal 2018 outlook for organic net sales growth also excludes the effect of acquisitions and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing of acquisitions, divestitures and restructuring actions throughout fiscal 2018. The unavailable information could have a significant impact on our fiscal 2018 GAAP financial results.

For fiscal 2018, we currently expect: foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions), acquisitions, and divestitures to have an immaterial impact on net sales growth; foreign currency exchange rates to have an immaterial impact on total segment operating profit and adjusted diluted EPS growth; and total restructuring charges and project-related costs related to actions previously announced to total approximately $45 million.

Diluted EPS Excluding Certain Items Affecting Comparability and the Related Constant-currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended			Fiscal Year
Per Share Data	May 28, 2017	May 29, 2016	Change	2017	2016	Change
Diluted earnings per share, as reported	$0.69	$0.62	11%	$2.77	$2.77	Flat
Mark-to-market effects (a) (d)	0.01	(0.06)		(0.01)	(0.07)
Divestitures (gain) loss, net (b) (d)	-	0.04		0.01	(0.10)
Restructuring costs (c) (d)	0.02	0.04		0.26	0.26
Project-related costs (c) (d)	0.01	0.02		0.05	0.06
Diluted earnings per share, excluding certain items affecting comparability	$0.73	$0.66	11%	$3.08	$2.92	5%
Foreign currency exchange impact			(3)pts			(1)pts
Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			14%			6%
(a)	See Note 5.
(b)	See Note 3.
(c)	See Note 4.
(d)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency Total Segment Operating Profit Growth Rates

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant-Currency Basis

Quarter Ended May 28, 2017	3%	(1)pt	4%
Fiscal Year Ended May 28, 2017	(2)%	(1)pt	(1)%

Constant-currency Operating Profit Growth Rates

	Quarter Ended May 28, 2017
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis

North America Retail	9%	Flat	9%
Europe & Australia	(34)	(8)pts	(26)%
Asia & Latin America	(17)%	6 pts	(23)%

	Fiscal Year Ended May 28, 2017
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis

North America Retail	(2)%	Flat	(2)%
Europe & Australia	(18)	(9)pts	(9)%
Asia & Latin America	21%	1 pts	20%

Constant-currency After-tax Earnings from Joint Ventures Growth Rates

	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange	Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis

Quarter Ended May 28, 2017	(15)%	(2) pt	(13)%
Fiscal Year Ended May 28, 2017	(4)%	2 pts	(6)%

Earnings Comparisons as a Percent of Net Sales Excluding Certain Items Affecting Comparability

We believe that these measures provide useful information to investors because they are important for assessing these measures excluding certain items affecting comparability. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended
In Millions	May 28, 2017		May 29, 2016
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,319.7	34.7%	$1,376.8	35.1%
Mark-to-market effects (b)	6.8	0.2%	(59.7)	(1.5)%
Restructuring costs (d)	(1.3)	-%	17.5	0.4%
Project-related costs (d)	7.5	0.2%	18.1	0.4%
Adjusted gross margin	$1,332.7	35.1%	$1,352.7	34.4%

Operating profit as reported	$609.2	16.0%	$532.1	13.5%
Mark-to-market effects (b)	6.8	0.2%	(59.7)	(1.5)%
Divestitures loss, net (c)	-	-%	52.4	1.3%
Restructuring costs (d)	15.8	0.4%	30.6	0.9%
Project-related costs (d)	7.5	0.2%	18.1	0.4%
Adjusted operating profit	$639.3	16.8%	$573.5	14.6%

Net earnings attributable to General Mills as reported	$408.9	10.8%	$379.6	9.7%
Mark-to-market effects, net of tax (b) (e)	4.2	0.1%	(37.6)	(1.0)%
Divestitures loss, net of tax (c) (e)	-	-%	23.6	0.6%
Restructuring costs, net of tax (d) (e)	12.3	0.3%	23.7	0.6%
Project-related costs, net of tax (d) (e)	4.9	0.1%	12.0	0.3%
Adjusted net earnings attributable to General Mills	$430.3	11.3%	$401.3	10.2%
(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 3.
(d)	See Note 4.
(e)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

	Fiscal Year
In Millions	2017			2016			2015
Comparisons as a % of Net Sales	Value	Percent of Net Sales		Value	Percent of Net Sales		Value	Percent of Net Sales
Gross margin as reported (a)	$5,563.8	35.6%		$5,829.5	35.2%		$5,949.2	33.7%
Mark-to-market effects (b)	(13.9)	(0.1)%		(62.8)	(0.4)%		89.7	0.5%
Venezuela currency devaluation (e)	-	-%		-	-%		3.2	-%
Restructuring costs (f)	41.5	0.3%		78.4	0.5%		59.6	0.4%
Project-related costs (f)	43.9	0.3%		57.5	0.3%		13.2	0.1%
Adjusted gross margin	$5,635.3	36.1%		$5,902.6	35.6%		$6,114.9	34.7%

Operating profit as reported	$2,566.4	16.4%		$2,707.4	16.3%		$2,077.3	11.8%
Mark-to-market effects (b)	(13.9)	(0.1	) %	(62.8)	(0.4	) %	89.7	0.5%
Divestitures loss (gain), net (c)	13.5	0.1%		(148.2)	(0.9	) %	-	-%
Acquisition integration costs (c)	-	-%		-	-%		16.0	0.1%
Venezuela currency devaluation (e)	-	-%		-	-%		8.0	-%
Restructuring costs (f)	224.1	1.4%		229.8	1.4%		343.5	1.9%
Project-related costs (f)	43.9	0.3%		57.5	0.4%		13.2	0.1%
Intangible asset impairment (g)	-	-%		-	-%		260.0	1.5%
Adjusted operating profit	$2,834.0	18.1%		$2,783.7	16.8%		$2,807.7	15.9%

Net earnings attributable to General Mills as reported	$1,657.5	10.6%		$1,697.4	10.2%		$1,221.3	6.9%
Mark-to-market effects, net of tax (b) (h)	(8.8)	(0.1)%		(39.6)	(0.2)%		56.5	0.3%
Divestitures loss (gain), net of tax (c) (h)	9.2	0.1%		(66.0)	(0.4)%		-	-%
Tax item (d)	-	-%		-	-%		78.6	0.5%
Acquisition integration costs, net of tax (c) (h)	-	-%		-	-%		10.4	-%
Venezuela currency devaluation, net of tax (e) (h)	-	-%		-	-%		8.0	0.1%
Restructuring costs, net of tax (f) (h)	153.9	1.0%		160.8	1.0%		217.7	1.2%
Project-related costs, net of tax (f) (h)	28.2	0.2%		36.8	0.2%		8.3	-%
Intangible asset impairment, net of tax (g) (h)	-	-%		-	-%		176.9	1.0%
Adjusted net earnings attributable to General Mills	$1,840.0	11.8%		$1,789.4	10.8%		$1,777.7	10.0%
(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 3.
(d)	Related to the one-time repatriation of historical foreign earnings.
(e)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following currency devaluation.
(f)	See Note 4.
(g)	Related to the impairment of the Green Giant brand intangible asset.
(h)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Effective Income Tax Rate Excluding Certain Items Affecting Comparability

We believe this measure provides useful information to investors because it is important for assessing the effective tax rate excluding certain items affecting comparability and presents the income tax effects of certain items affecting comparability.

	Quarter Ended
	May 28, 2017		May 29, 2016		May 31, 2015

In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$539.9	$144.2	$454.6	$87.5	$344.0	$164.3
Mark-to-market effects (b)	6.8	2.6	(59.7)	(22.1)	(8.3)	(3.1)
Divestitures loss (c)	-	-	52.4	28.8	-	-
Tax item (d)	-	-	-	-	-	(78.6)
Acquisition integration costs (c)	-	-	-	-	8.4	3.2
Venezuela currency devaluation (e)	-	-	-	-	0.8	-
Restructuring costs (f)	15.8	3.5	30.6	7.0	25.1	9.2
Project-related costs (f)	7.5	2.6	18.1	6.1	9.7	3.6
Intangible asset impairment (g)	-	-	-	-	260.0	83.1
As adjusted	$570.0	$152.9	$496.0	$107.3	$639.7	$181.7
Effective tax rate:
As reported		26.7%		19.2%		47.8%
As adjusted		26.8%		21.6%		28.4%

Sum of adjustments to income taxes		$8.7		$ 19.8		$ 17.4
Average number of common shares - diluted EPS		588.9		611.2		614.9

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$(0.01)		$(0.03)		$(0.03)
(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 5.
(c)	See Note 3.
(d)	Related to the one-time repatriation of historical foreign earnings.
(e)	Impact of remeasuring assets and liabilities of our Venezuelan subsidiary following currency devaluation.
(f)	See Note 4.
(g)	Related to the impairment of the Green Giant brand intangible asset.

	Fiscal Year Ended
	May 28, 2017		May 29, 2016		May 31, 2015
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$2,271.3	$655.2	$2,403.6	$755.2	$1,761.9	$586.8
Mark-to-market effects (b)	(13.9)	(5.1)	(62.8)	(23.2)	89.7	33.2
Divestitures (gain) loss (c)	13.5	4.3	(148.2)	(82.2)	-	-
Tax item (d)	-	-	-	-	-	(78.6)
Acquisition integration costs (c)	-	-	-	-	16.0	5.6
Venezuela currency devaluation (e)	-	-	-	-	8.0	-
Restructuring costs (f)	224.1	70.2	229.8	69.0	343.5	125.8
Project-related costs (f)	43.9	15.7	57.5	20.7	13.2	4.9
Intangible asset impairment (g)	-	-	-	-	260.0	83.1
As adjusted	$2,538.9	$740.3	$2,479.9	$739.5	$2,492.3	$760.8
Effective tax rate:
As reported		28.8%		31.4%		33.3%
As adjusted		29.2%		29.8%		30.5%
Sum of adjustments to income taxes		$85.1		$(15.7)		$174.0
Average number of common shares - diluted EPS		598.0		611.9		618.8
Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$(0.14)		$0.03		$(0.28)
(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 5.
(c)	See Note 3.
(d)	Related to the one-time repatriation of historical foreign earnings.
(e)	Impact of remeasuring assets and liabilities of our Venezuelan subsidiary following currency devaluation.
(f)	See Note 4.
(g)	Related to the impairment of the Green Giant brand intangible asset.